As filed with the Securities and Exchange Commission on February 27, 2015

Registration No. 333-85996

Registration No. 333-118519

Registration No. 333-120602

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-85996

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-118519

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-120602

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Digital River, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1901640 (I.R.S. Employer Identification No.)

10380 Bren Road West

Minnetonka, Minnesota 55343

(952) 253-1234

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kevin L. Crudden

Vice President, General Counsel and Secretary

Digital River, Inc.

10380 Bren Road West

Minnetonka, Minnesota 55343

(952) 253-1234

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephen L. Arcano

Shilpi Gupta

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of Digital River, Inc., a Delaware corporation (the “Company”) on Form S-3 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

1.              Registration Statement 333-85996, registering 438,195 shares of Common Stock, which was filed with the SEC on April 11, 2002;

2.              Registration Statement 333-118519, registering $195,000,000 in 1.25% convertible senior notes and 4,425,486 shares of Common Stock issuable upon conversion of the 1.25% convertible senior notes, which was filed with the SEC on August 24, 2004, as amended by Post-Effective Amendment No. 1, which was filed with the SEC on January 17, 2006;

3.              Registration Statement 333-120602, registering 311,185 shares of Common Stock, which was filed with the SEC on November 18, 2004;

On February 12, 2015, pursuant to that certain Agreement and Plan of Merger, dated October 23, 2014 (the “Merger Agreement”), by and among Danube Private Holdings II, LLC, a Delaware limited liability company (“Parent”), and Danube Private Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company, the Company became a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

These post-effective amendments to the Registration Statements are being filed to remove from registration, as of the effectiveness of these post-effective amendments, any and all securities of the Company that are registered under the Registration Statements that remain unsold as of the effectiveness of the post-effective amendments, and to terminate the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on this 27th day of February, 2015.

Digital River, Inc.

By:	/s/ Stefan B. Schulz
Stefan B. Schulz
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the registration statements on Form S-3 have been signed by the following persons in the capacities indicated below on this 27th day of February, 2015.

Signature	Title

/s/David C. Dobson	Chief Executive Officer and Director
David C. Dobson	(Principal Executive Officer)

/s/ Stefan B. Schulz	Chief Financial Officer
Stefan B. Schulz	(Principal Financial and Accounting Officer)

/s/ Robert Aquilina
Robert Aquilina	Director

/s/ Frank Baker
Frank Baker	Director

/s/ Peter Berger
Peter Berger	Director

/s/ Sam Gilliland
Sam Gilliland	Director

/s/ Jeffrey Hendren
Jeffrey Hendren	Director

/s/ Richard Mace
Richard Mace	Director

/s/ Daniel Moloney
Daniel Moloney	Director

/s/ Victor Pacor
Victor Pacor	Director